Exhibit 10.1

PROMIS NEUROSCIENCES (US), INC.

December 30, 2023

Neil Warma

Dear Neil,

On behalf of ProMIS Neurosciences (US), Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

You will be employed to serve as the Interim Chief Executive Officer (“Interim CEO”) effective on December 29, 2023. It is contemplated that you will commence employment on December 29, 2023 and serve as the Interim CEO. As the Interim CEO, you will report to the Board of Directors (the “Board”). You shall commit approximately 50% of your professional time performing duties for the Company. You may engage in religious, charitable, community and other professional activities as long as such activities do not interfere with your obligations or performance of the your duties to the Company.

Your starting base salary will be at the rate of $20,833.33 per month ($250,000 when annualized), paid in accordance with the Company’s normal payroll practices, subject to tax and other withholdings as required by law.

In addition, you shall be eligible to receive a one-time cash incentive payment in the amount of $400,000. The incentive payment shall be payable only upon the achievement of certain milestones determined in the sole discretion of the Company and communicated to you in writing (the “Milestone”). Except as otherwise provided herein or as may be provided by the Company, you must be employed by the Company on the date such incentive payment is paid in order to earn or receive the incentive payment.

Subject to approval of the Board, the Company will award to you 200,000 stock options at a price per share equal to the stock’s fair market value on the effective date of the grant (the “Options”). The Options will vest as follows: 25% of the shares underlying the Options shall immediately vest upon the date of grant and the remaining shares shall vest monthly over the following three (3) years. Any unvested shares underlying the Options shall immediately vest upon the achievement of the Milestone. The Options will be subject to the ProMIS Neurosciences Inc. Stock Option Plan and stock option agreement between you and the Company.

You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

You will be required to execute a Non-Solicitation, Confidentiality and Assignment Agreement in the form attached as Exhibit A, as a condition of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.

As an employee of the Company, you will be required to comply with all Company policies and procedures.

This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company, with the exception of the Indemnification Agreement executed by the parties in conjunction with this letter. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

This offer letter may be amended or modified by a written instrument signed by you and by a duly authorized representative of the Company.

If you agree with the provisions of this letter, please sign this letter in the space provided below and return it to me, at your earliest convenience.

Very Truly Yours,

ProMIS NEUROSCIENCES (US), INC.

By:	/s/ Eugene Williams
Name:	Eugene Williams
Title:	Chairman

The foregoing correctly sets forth the terms of my employment by ProMIS NEUROSCIENCES (US), Inc.

Date: December 30, 2023	/s/	Neil Warma